Exhibit 99.1

DEXTERA SURGICAL REPORTS FISCAL 2017 SECOND QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – February 7, 2017 – Dextera Surgical Inc. (Nasdaq: DXTR) today announced financial results for its fiscal second quarter and six months ended December 31, 2016. Management will hold a conference call at 4:30 p.m. Eastern Time to discuss financial results and provide an update on the company’s business.

“As we begin to extend our commercial reach, we are pleased to see increasing demand for the MicroCutter 5/80 surgical stapler, both in Europe and the United States,” said Julian Nikolchev, president and CEO of Dextera Surgical Inc. “Adding sales staff in the U.S. and initiating sales in Spain in partnership with B. Braun Surgical S.A. will further raise visibility of the MicroCutter 5/80. In addition, we have expanded our efforts to explore opportunities to raise additional capital through strategic relationships or other means.”

Recent Highlights and Accomplishments:

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The MicroCutter 5/80 was highlighted as a tool to help enable less invasive lung surgery procedures at the Society of Thoracic Surgeons 2017 annual meeting in January. Joel Dunning, M.D., thoracic surgeon at James Cook University Hospital in the UK, demonstrated how the MicroCutter 5/80 helps enable both the subxiphoid and subcostal uniportal lobectomy procedures as well as a new procedure called the microlobectomy.

●

Also, at the Society of Thoracic Surgeons 2017 annual meeting, Husam Balkhy, M.D., director, minimally invasive and robotic cardiac surgery at the University of Chicago Medicine, presented his experience with Dextera Surgical’s C-Port Distal Anastomosis System at the CABG “How To” Video Session. Dr. Balkhy has completed over 500 Totally Endoscopic Coronary Artery Bypass (TECAB) procedures with Dextera Surgical’s C-Port Flex-A system and Intuitive Surgical’s da Vinci® Surgical System. These TECAB surgeries are done on a beating heart without a sternotomy and are much less invasive than typical CABG surgeries.

●	Dextera Surgical added two new U.S.-based sales support staff as part of our plan to expand commercial presence by adding two to three sales support staff per quarter.

●	Continued the co-development program with Intuitive Surgical to develop a surgical stapler and cartridge for use with Intuitive’s da Vinci® Surgical System.

●

Enrolled additional patients and added new sites for the MicroCutter-Assisted Thoracic Surgery Hemostasis (MATCH) post-market surveillance registry to evaluate the hemostasis and ease-of-use for the MicroCutter 5/80. This is a prospective, open-label, multi-center registry. Dextera Surgical expects to enroll up to 120 patients requiring surgical stapling during a lobectomy or segmentectomy at leading centers in the U.S. and Europe.

●	Engaged JMP Securities LLC to explore a full range of strategic alternatives including a possible sale of the company.

Fiscal 2017 Second Quarter and First Six Months Ended December 31, 2016, Financial Results

Total revenue was approximately $0.8 million for the fiscal 2017 second quarter compared with $0.7 million for the fiscal 2016 second quarter. Total product sales were $0.7 million for both the fiscal 2017 and fiscal 2016 second quarters. MicroCutter sales were approximately $284,000 in the fiscal 2017 second quarter compared to $108,000 in the comparable quarter last year and $56,000 in the first quarter of this fiscal year, demonstrating positive uptake and in line with the forecast in our corporate update press release on January 5, 2017. Total license and royalty revenue for the fiscal 2017 second quarter was $104,000 compared with $17,000 in royalty revenue for the fiscal 2016 second quarter.

Total operating costs and expenses for the fiscal 2017 second quarter were $4.3 million, compared with $4.7 million for the same period of fiscal 2016. Cost of product sales was approximately $0.9 million for both the fiscal 2017 and fiscal 2016 second quarters. Research and development expenses were $1.4 million for the fiscal 2017 second quarter, compared with $1.6 million for the fiscal 2016 second quarter. Selling, general and administrative expenses were $2.0 million for the fiscal 2017 second quarter, compared with $2.2 million for the fiscal 2016 second quarter.

The net loss for the fiscal 2017 second quarter was approximately $3.6 million, or $0.41 per share, compared with a net loss of approximately $4.1 million, or $0.46 per share, for the fiscal 2016 second quarter.

Cash, cash equivalents and investments as of December 31, 2016, were approximately $5.8 million, compared with approximately $9.0 million at September 30, 2016. As of December 31, 2016, there were approximately 8.9 million shares of common stock outstanding and 191,474 shares of Series A convertible preferred stock outstanding.

Milestones

Management’s key objectives in the near term:

●	Demonstrate clinical adoption of the MicroCutter 5/80 for Video-Assisted Thoracic Surgery (VATS) by 15 key opinion leaders (KOLs) in the U.S. and 15 KOLs in the EU in the current quarter;
●	Expand the number of reordering surgeons to 75 in the second quarter of calendar 2017;
●	Complete enrollment of patients in the MATCH Registry Trial in the second quarter of calendar 2017;
●	Demonstrate success in Spain with the B. Braun collaboration throughout calendar 2017;
●	Optimize supply chain and establish production capacity of 120 MicroCutters per week by the end of the current quarter;

●	Continue advancement of co-development project with Intuitive Surgical to develop new robotic stapler based on MicroCutter technology;
●	Explore a full range of financing and strategic alternatives, including a possible sale of the company; and,
●	Establish Dextera Surgical’s product pipeline, including final design of the next generation MicroCutter to expand use and achieve cost goals in calendar 2017.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 844-419-1785 from the United States and Canada or 216-562-0472. The conference ID is 59554399. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through February 14, 2017, and may be accessed by dialing 855-859-2056 from the United States and Canada or 404-537-3406 internationally. The replay passcode is 59554399.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at ir.dexterasurgical.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Dextera Surgical

Dextera Surgical (Nasdaq:DXTR) designs and manufactures proprietary stapling devices for minimally invasive surgical procedures. In the U.S., surgical staplers are routinely used in more than one million minimally invasive laparoscopic, video-assisted or robotic-assisted surgical procedures annually.

Dextera Surgical also markets the only automated anastomosis devices for coronary artery bypass graft (CABG) surgery on the market today: the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System. These products, sold by Dextera Surgical under the Cardica brand name, have demonstrated long-term reliable clinical performance for more than a decade.

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Forward-Looking Statements

The statements in this press release regarding Dextera Surgical’s expectations as to management’s key objectives and Dextera Surgical’s plans to enroll up to 120 patients requiring surgical stapling during a lobectomy or segmentectomy at leading centers in the U.S. and Europe, are "forward-looking statements." There are a number of important factors that could cause Dextera Surgical’s results to differ materially from those indicated by these forward-looking statements, including the risks detailed from time to time in Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the year ended September 30, 2016, under the caption “Risk Factors.” Dextera Surgical expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@dexterasurgical.com

Dextera Surgical Inc.

Consolidated Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenue
Product sales, net	$695	$683	$1,122	$1,420
License and development revenue	83	-	109	-
Royalty revenue	21	17	35	35
Total	799	700	1,266	1,455

Operating costs and expenses
Cost of product sales	940	889	1,455	1,912
Research and development	1,400	1,630	3,168	3,246
Selling, general and administrative	1,960	2,161	3,979	4,818
Total operating costs and expenses	4,300	4,680	8,602	9,976

Loss from operations	(3,501)	(3,980)	(7,336)	(8,521)
Interest and other income	1	16	14	35
Interest expense	(137)	(123)	(270)	(243)
Net loss	$(3,637)	$(4,087)	$(7,592)	$(8,729)
			-	-
Basic and diluted net loss per share	$(0.41)	$(0.46)	$(0.85)	$(0.98)

Shares used in computing basic and diluted net loss per share	8,928	8,902	8,928	8,899

Consolidated Balance Sheets

(amounts in thousands)

	December 31,	June 30,
	2016	2016
	(unaudited)
Assets
Cash, cash equivalents and investments	$5,753	$12,716
Accounts receivable	489	313
Inventories	1,505	1,063
Other assets	1,121	1,600
Total assets	$8,868	$15,692

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,140	$2,218
Deferred revenue	3,017	3,068
Long term debt	3,293	3,124
Total stockholders' equity	418	7,282
Total liabilities and stockholders' equity	$8,868	$15,692